     As Filed With the Securities and Exchange Commission on April 12, 2002
                                               Registration No. 333-____________
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   __________

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                   __________

                            MATTSON TECHNOLOGY, INC.
             (Exact name of registrant as specified in its charter)

                                   __________

                    Delaware                            77-0208119
          (State or other jurisdiction of             (IRS Employer
          incorporation or organization)            Identification No.)

                               2800 Bayview Drive
                            Fremont, California 94538
                                 (510) 657-5900
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   __________

                                  David Dutton
                      President and Chief Executive Officer
                            MATTSON TECHNOLOGY, INC.
                               2800 Bayview Drive
                            Fremont, California 94538
                                 (510) 657-5900
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                              Bradley J. Rock, Esq.
                               Sally J. Rau, Esq.
                        Gray Cary Ware & Freidenrich LLP
                               400 Hamilton Avenue
                            Palo Alto, CA 94301-1825
                                 (650) 833-2000

                                   __________

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _______________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _______________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                                CALCULATION OF REGISTRATION FEE

====================================================================================================================================
    Title of Each Class of           Amount to be           Proposed Maximum             Proposed Maximum               Amount of
 Securities to be Registered          Registered      Offering Price Per Share(1)     Aggregate Offering price      Registration Fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value     7,423,644 shares               $ 7.22               $ 53,598,709.68                 $ 4931.08
====================================================================================================================================

(1) Estimated pursuant to Rule 457(c) solely for the purpose of computing the registration fee and based on the average of the high and low trading prices of the common stock of Mattson Technology, Inc. as reported on the Nasdaq National Market on April 8, 2002.

                                   __________

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

================================================================================

                    Subject to Completion, dated April 12, 2002

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                   PROSPECTUS
                                   ----------

                                7,423,644 Shares

                         [MATTSON TECHNOLOGY INC. LOGO]

                                  Common Stock

         This prospectus relates to the public offering, which is not being underwritten, of shares of common stock of Mattson Technology, Inc. (the "Company" or "Mattson"). The shares of Mattson common stock offered in this prospectus may be offered and sold by any of the selling stockholders named in this prospectus. We will receive no part of the proceeds of any sale made under this prospectus. All expenses of registration incurred in connection with this offering are being borne by us, but all selling and other expenses incurred by the selling stockholders will be borne by such selling stockholders. None of the shares offered by this prospectus has been registered prior to the filing of the registration statement of which this prospectus is a part.

         The common stock offered in this prospectus may be offered and sold by the selling stockholders directly or through broker-dealers or underwriters acting solely as agents. In addition, the broker-dealers and underwriters may acquire the common stock as principals. The distribution of the common stock may be effected in one or more transactions. These transactions may take place through the Nasdaq National Market, privately negotiated transactions, underwritten public offerings, or a combination of any such methods of sale. These transactions may be made at market prices prevailing at the time of sale, prices related to the prevailing market prices or negotiated prices. Usual and customary or specially negotiated brokerage fees or commissions may be paid by the selling stockholders in connection with these sales.

         The shares of Mattson are included for quotation in the Nasdaq National Market under the symbol "MTSN." On April 11, 2002, the reported last sale price of Mattson common stock in the Nasdaq National Market was $7.27 per share.

         SEE `RISK FACTORS' ON PAGES 2 TO 13 FOR FACTORS THAT SHOULD BE CONSIDERED BEFORE INVESTING IN THE SHARES OF MATTSON.

                                 _______________

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is April 12, 2002.

                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Disclosure Regarding Forward-Looking Information ......................      i
Prospectus Summary ....................................................      1
Risk Factors ..........................................................      2
Use of Proceeds .......................................................     14
Selling Stockholders ..................................................     14
Plan of Distribution ..................................................     15
Legal Matters .........................................................     17
Experts ...............................................................     17
Where You Can Find Additional Information .............................     18
Information Incorporated by Reference .................................     18

                                 ______________

         We have not authorized any dealer, sales person or other person to give any information or represent anything not contained in this prospectus. You should not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction in which such action is unlawful. The information in this prospectus is current and accurate only as of the date of this prospectus, regardless of the time of delivery of the prospectus or of any sale of the common stock.

         We are not making any representation to any purchaser of the common stock regarding the legality of an investment in the common stock by such purchaser under any legal investment or similar laws or regulations. Information in this prospectus should not be considered legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advise regarding an investment in the common stock.

                                 _______________

         The terms "Mattson," "we," "us," "our," and the "company" refer only to Mattson Technology, Inc.
                                 _______________

                DISCLOSURE REGARDING FORWARD-LOOKING INFORMATION

         This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 or otherwise. These forward-looking statements are based on our current expectations and beliefs, including estimates and projections about our industry. Forward-looking statements may be identified by use of terms such as "anticipates", "expects", "intends", "plans", "seeks", "estimates", "believes" and similar expressions, although some forward-looking statements are expressed differently. Statements concerning our financial position, business strategy and plans or objectives for future operations are forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict and may cause actual results to differ materially from management's current expectations. Such risks and uncertainties include those set forth herein under "Risk Factors". The forward-looking statements in this prospectus speak only as of the time they are made and do not necessarily reflect our outlook at any other point in time. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or for any other reason. However, readers should carefully review the risk factors set forth in other reports or documents we file from time to time with the Securities and Exchange Commission.

                               PROSPECTUS SUMMARY

         This summary may not contain all of the information that you should consider before investing in our common stock. You should read the following summary together with the more detailed information regarding our company, the common stock being registered in this offering, our financial statements and notes thereto incorporated by reference in this prospectus.

                                  Our Business

         We are a leading supplier of semiconductor wafer processing equipment used in "front-end" fabrication of integrated circuits, with an installed base of more than 2,400 tools in over 400 fabrication facilities around the world. We are among the market leaders in each of our target markets. We are among the market leaders in worldwide sales of dry strip equipment, rapid thermal processing ("RTP") equipment, wet surface preparation equipment, and plasma-enhanced chemical vapor deposition ("PECVD") equipment. Our integrated circuit manufacturing equipment utilizes innovative technology to deliver advanced processing capability and high productivity. We provide our customers with worldwide support through our international technical support organization and our comprehensive warranty program.

         Customers for our products include nearly all of the world's top 20 semiconductor manufacturers and foundries. A representative list of our major customers includes:

o  Hewlett Packard           o  ProMOS Technologies           o   Tech Semiconductor
o  Hynix                     o  Samsung                       o   Texas Instruments
o  IBM Microelectronics      o  Silicon Integrated Systems    o   TSMC
o  Infineon                  o  SMIC                          o   UMC Group
o  NEC Corporation           o  Sony

         We are a leading provider of equipment that enables our customers to transition from 200mm to 300mm silicon wafers and to produce integrated circuits with feature geometries below 0.18 microns. We were among the earliest entrants into the market for 300mm tools, and we offer 300mm compatible products for dry strip, RTP, wet surface preparation and PECVD. To date, we have sold over two hundred 300mm compatible systems. Our patented inductively coupled plasma technology for our dry strip systems, dual-sided heating technology for our RTP systems, and drying technology for our wet products provide innovative solutions for the production of features below 0.18 micron. In December 2001, we introduced the Aspen Highlands III, which removes low-K resist and residue from dual damascene copper layers with features as small as 0.10 microns.

         During 2001, we instituted several actions designed to meet the challenging conditions posed by the industry downturn. At the beginning of 2001, we acquired the semiconductor equipment division of STEAG Electronic Systems AG, and CFM Technologies, Inc. These acquisitions were intended to create a combined company with stronger market positions in multiple products used in front-end integrated circuit fabrication, greater importance as a vendor to key customers, greater technical capabilities and intellectual property assets, and broader worldwide presence and customer support. During 2001, we made significant organizational changes to integrate the acquisitions while focusing our product offerings, reducing our overhead and sizing our business for current market conditions. We also made significant changes to our management team and added several senior executives with considerable technical, managerial and sales experience in the semiconductor equipment industry.

         We are incorporated in Delaware. Our principal executive offices are currently located at 2800 Bayview Drive, Fremont, CA 94538, and our telephone number is (510) 657-5900. Our website can be found at http://www.mattson.com, but the information on our website does not constitute a part of this prospectus.

                                  RISK FACTORS

         You should carefully consider the following risks, in addition to the other information presented in this prospectus or incorporated by reference into this prospectus, before making an investment decision. The trading price of our shares of common stock could decline due to any of these risks, and you could lose all or part of your investment. These are not the only risks and uncertainties that we face. Additional risks and uncertainties that we do not currently know about or that we currently believe are immaterial may also harm our business and operations. If any of these risks or uncertainties actually occur, our business, results of operations, financial condition, or prospects could be materially adversely affected.

The Semiconductor Equipment Industry is Cyclical, is Currently Experiencing a Severe and Prolonged Downturn, and Causes Our Operating Results to Fluctuate Significantly.

         The semiconductor industry is highly cyclical and has historically experienced periodic downturns, whether the result of general economic changes or capacity growth temporarily exceeding growth in demand for semiconductor devices. During periods of declining demand for semiconductor manufacturing equipment, customers typically reduce purchases, delay delivery of products and/or cancel orders. Increased price competition may result, causing pressure on our net sales, gross margin and net income. We are experiencing cancellations, delays and push-outs of orders, which reduce our revenues, cause delays in our ability to recognize revenue on the orders and reduce backlog. Further order cancellations, reductions in order size or delays in orders will materially adversely affect our business and results of operations.

         Following the very strong year in 2000, the semiconductor industry is now in the midst of a significant and prolonged downturn, and we and other industry participants are experiencing lower bookings, significant push outs and cancellations of orders. The severity and duration of the downturn are unknown, but is impairing our ability to sell our systems and to operate profitably. If demand for semiconductor devices and our systems remains depressed for an extended period, it will seriously harm our business.

         As a result of the acquisition of the STEAG Semiconductor Division and CFM at the beginning of 2001, we are a larger, more geographically diverse company, less able to react quickly to the cyclicality of the semiconductor business, particularly in Europe and other regions where restrictive laws relating to termination of employees prohibit us from quickly reducing costs in order to meet the downturn. Accordingly, during this latest downturn we have been unable to reduce our expenses quickly enough to avoid incurring a loss. For the fiscal year ended December 31, 2001, our net loss was $336.7 million, compared to net income of $1.5 million for the year ended December 31, 2000. The net loss in 2001 reflected the impact of our decline in net sales, and unusual charges of $209.1 million, including impairment charges, effects of APB 16 inventory charges, inventory valuation charges and write-downs, restructuring costs and in-process research and development write-offs. If our actions to date are insufficient to effectively align our cost structure with prevailing market conditions, we may be required to undertake additional cost-cutting measures, and may be unable to continue to invest in marketing, research and development and engineering at the levels we believe are necessary to maintain our competitive position. Our failure to make these investments could seriously harm our long-term business prospects.

We are Exposed to the Risks Associated with Industry Overcapacity, Including Reduced Capital Expenditures, Decreased Demand for Our Products and the Inability of Many of Our Customers to Pay for Our Products.

         As a result of the recent economic downturn, inventory buildups in telecommunication products and slower than expected personal computer sales have resulted in overcapacity of semiconductor devices and has caused semiconductor manufacturers to experience cash flow problems and reduce their capital spending. As our business depends in significant part upon capital expenditures by manufacturers of semiconductor devices, including manufacturers that open new or expand existing facilities, continued overcapacity and reductions in capital expenditures by our customers could cause further delays or decreased demand for our products. If existing fabrication facilities are not expanded or new facilities are not built, demand for our systems may not develop or increase, and we may be unable to generate significant new orders for our systems. If we are unable to develop new orders for our systems, we will not achieve anticipated net sales levels.

         In addition, many semiconductor manufacturers are continuing to forecast that revenues in the short-term will remain flat or lower than in previous high-demand years, and we believe that some customers may experience cash flow problems. As a result, if customers are not successful generating sufficient revenue or securing alternative financing arrangements, we may be unable to close sales or collect accounts receivables from such customers or potential customers, and may be required to take additional reserves against our accounts receivables.

The Merger with STEAG and CFM May Fail to Achieve Beneficial Synergies and We May Be Unable to Efficiently Integrate the Operations of Our Acquisitions.

         We entered into the merger transaction with the expectation that it would result in beneficial synergies between and among the semiconductor equipment businesses of the three combined companies. Achieving these anticipated synergies and their potential benefits would depend on a number of factors, some of which include:

         . our ability to timely develop new products and integrate the products and sales efforts of the combined company; and

         . competitive conditions and cyclicality in the semiconductor manufacturing process equipment market.

         If we are able to realize the anticipated benefits of these acquisitions, the operations of STEAG and CFM must be integrated and combined efficiently. Although we have commenced these integration activities, the process of integrating supply and distribution channels, computer and accounting systems and other aspects of operations, while managing a larger entity, has presented and is expected to continue to present a significant challenge to our management. In addition, we have incurred substantial restructuring costs in order to achieve desired synergies of the transactions, including severance costs associated with headcount reductions due to duplication; and asset write-offs associated with manufacturing and facility consolidations. We may incur additional costs associated with improving existing and implementing new operational and financial systems, procedures and controls to fully integrate the three businesses. The dedication of management resources to the integration has detracted, and may continue to detract, attention from the day-to-day business. The difficulties of integration are increased by the necessity of combining personnel with disparate business backgrounds, combining different corporate cultures and utilizing incompatible financial systems. We may incur additional costs associated with these activities, which could materially reduce our short-term earnings.

         Even with the integrated operations, there can be no assurance that the anticipated synergies will be achieved. The failure to achieve such synergies could have a material adverse effect on our business, results of operations, and financial condition.

We Will Need to Improve or Implement New Systems, Procedures and Controls.

         The integration of STEAG and CFM and their operational and financial systems and controls has placed a significant strain on our management information systems and our administrative, operational and financial resources. To efficiently manage the combined company, we must improve our existing and implement new operational and financial systems, procedures and controls. Since the merger, we have commenced integration of the businesses, systems and controls of the three companies, however, each business has historically used a different financial system, and the resulting integration and consolidation has placed and will continue to place substantial demands on our management resources. Improving or implementing new systems, procedures and controls may be costly, and may place further burdens on our management and internal resources. If we are unable to improve our existing or implement new systems, procedures and controls in a timely manner, our business could be seriously harmed.

Our Results of Operations May Suffer if We Do Not Effectively Manage Our Inventory.

         To achieve commercial success with our product lines, we will need to manage our inventory of component parts and finished goods effectively to meet changing customer requirements. Some of our products and supplies have in the past and may in the future become obsolete while in inventory due to rapidly changing customer specifications. For example, in the quarters ended September 30, 2001 and December 31, 2001, we took inventory valuation charges of $26.4 million. If we are not successfully able to manage our inventory, including our spare parts inventory, we may need to write off unsaleable or obsolete inventory, which would adversely affect our results of operations.

Warranty Claims in Excess of Our Projections Could Seriously Harm Our Business.

         We offer a warranty on our products. The cost associated with our warranty is significant, and in the event our projections and estimates of this cost are inaccurate our financial performance could be seriously harmed. In addition, if we experienced product failures at an unexpectedly high level, our reputation in the marketplace could be damaged and our business would suffer.

We May Need Additional Capital, Which May Not Be Available and Which Could Be Dilutive to Existing Stockholders.

         Based on current projections, we believe that our current cash and investments along with cash generated through operations will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for the next 12 months. Management's projections are based on our ability to manage inventories and collect accounts receivable balances in this market downturn. If we are unable to manage our inventories or accounts receivable balances, or if we otherwise experience higher operating costs or lower revenue than we anticipate, then we may be required to seek alternative sources of financing. We may need to raise additional funds in future periods through public or private financing or other sources to fund our operations. We may not be able to obtain adequate or favorable financing when needed. If we fail to raise capital when needed, we would be unable to continue operating our business as we plan, or at all. If we raise additional funds through the issuance of equity securities, the percentage ownership of our stockholders would be reduced. In addition, any future equity securities may have rights, preferences or privileges senior to our common stock. Furthermore, debt financing, if available, may involve restrictive covenants on our operations.

If We Are Unable to Repay Amounts Due to STEAG in July 2002, Our Business Could Be Harmed.

         In connection with our acquisition of the STEAG Electronics Division, we assumed certain obligations to STEAG Electronic Systems AG ("SES"), including certain intercompany indebtedness owed by the acquired subsidiaries to SES, in exchange for a secured promissory note in the principal amount of $26.9 million, with an interest rate of 6%. This note is secured by restricted cash in the amount of $26.9 million. We are also obligated to pay SES approximately Euro
19.2 million (approximately $17.1 million as of December 31, 2001) under a second promissory note, which is secured by accounts receivable of two of our subsidiaries in Germany. As this second note is payable in Euros, we have exposure for exchange rate volatility. Under both of the notes, including accrued interest, we owe approximately $44.6 million as of December 31, 2001 to SES, which is due on July 2, 2002. STEAG has agreed to convert $8.1 million under one of these notes into shares of common stock, conditioned upon the closing of the private placement to the investors. These shares are included in this registration statement. The amount due under the note will be reduced by $8.1 million as a result of the conversion of a portion of the note. At the due date, we will be required to repay the remaining obligations under the notes in full. If we are unable to repay the amounts due on the due date, STEAG could foreclose on the loans, resulting in significant harm to our business and financial condition.

Our Financial Reporting may be Delayed and Our Business may be Harmed if Our Independent Public Accountant, Arthur Andersen LLP, is Unable to Perform Required Services.

         On March 14, 2002, our independent public accounting firm, Arthur Andersen LLP, was indicted for alleged obstruction of justice arising from the federal government's investigation of Enron Corporation. Arthur Andersen pleaded not guilty to the charges, and indicated that it intends to defend itself vigorously. As a public company, we are required to file with the SEC periodic financial statements audited or reviewed by an independent, certified public accountant. The SEC has announced that it will continue accepting financial statements audited by Arthur Andersen, and interim financial statements reviewed by it, so long as Arthur Andersen is able to make certain representations to its clients. Our ability to make timely SEC filings could be impaired if the SEC ceases accepting financial statements audited by Arthur Andersen, if Arthur Andersen becomes unable to make required representations to us or if for any other reason Arthur Andersen is unable to perform required audit-related services for us in a timely manner. This in turn could damage or delay our access to the capital markets, and could be disruptive to our operations and affect the price and liquidity of our securities. Certain investors, including significant mutual funds and institutional investors, may choose not to hold or invest in securities of issuers that do not have current financial reports available. In such a case, we would promptly seek to engage other independent public accountants or take such other actions as may be necessary to enable us to timely file required financial reports. In addition, relief that may otherwise be available to shareholders under the federal securities laws against auditing firms may not be available as a practical matter against Arthur Andersen should it cease to operate or become financially impaired.

New Accounting Guidance Under SAB 101 Has Resulted in Delayed Recognition of Our Revenue.

         In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 ("SAB 101"), Revenue Recognition in Financial Statements. SAB 101 provides guidance on applying generally accepted accounting principles to revenue recognition issues in financial statements. Among other things, SAB 101 has resulted in a change from the established practice of recognizing revenue at the time of shipment of a system, and instead delaying revenue recognition in part or totally until the time of customer acceptance. We adopted SAB 101 effective in the fourth quarter of fiscal 2000, retroactive to January 1, 2000, with the impact recorded as a cumulative effect in the first quarter of 2000. In some situations, application of this accounting guidance delays the recognition of revenue that would otherwise have been recognized in earlier periods. As a result, our reported revenue may fluctuate more widely and reported revenue for a particular fiscal period might not meet the expectations of financial analysts or investors. A delay in recognition of revenue resulting from application of this guidance, while not affecting our cash flow, could adversely affect our results of operations, which could cause the value of our common stock to fall.

We Depend on Large Purchases From a Few Customers, and Any Loss, Cancellation, Reduction or Delay in Purchases By, or Failure to Collect Receivables From, These Customers Could Harm Our Business.

         Currently, we derive most of our revenues from the sale of a relatively small number of systems to a relatively small number of customers, which makes our relationship with each customer critical to our business. The list prices on our systems range from $500,000 to over $2.2 million. Our lengthy sales cycle for each system, coupled with customers' capital budget considerations, make the timing of customer orders uneven and difficult to predict. In addition, our backlog at the beginning of a quarter is not expected to include all orders required to achieve our sales objectives for that quarter. As a result, our net sales and operating results for a quarter depend on our ability to ship orders as scheduled during that quarter as well as obtain new orders for systems to be shipped in that same quarter. During the fourth quarter of 2001, we experienced lower bookings, significant push outs and cancellation of orders. Any delay in scheduled shipments or in acceptances of shipped products would delay our ability to recognize revenue, collect outstanding accounts receivable, and would materially adversely affect our operating results for that quarter. A delay in a shipment or customer acceptance near the end of a quarter may cause net sales in that quarter to fall below our expectations and the expectations of market analysts or investors.

         If we are unable to collect a receivable from a large customer, our financial results will be negatively impacted. Our list of major customers changes substantially from year to year, and we cannot predict whether a major customer in one year will make significant purchases from us in future years. Accordingly, it is difficult for us to accurately forecast our revenues and operating results from year to year. If we are unable to collect a receivable from a large customer, our financial results will be negatively impacted.

Our Quarterly Operating Results Fluctuate Significantly and Are Difficult to Predict, and May Fall Short of Anticipated Levels, Which Could Cause Our Stock Price to Decline.

         Our quarterly revenue and operating results have varied significantly in the past and are likely to vary significantly in the future, which makes it difficult for us to predict our future operating results. This fluctuation is due to a number of factors, including:

         . cyclicality of the semiconductor industry;

         . delays, cancellations and push-outs of orders by our customers;

         . delayed payments of invoices by our customers;

         . size and timing of sales and shipments of our products;

         . entry of new competitors into our market, or the announcement of new products or product enhancements by competitors;

         . sudden changes in component prices or availability;

         . variability in the mix of products sold;

         . manufacturing inefficiencies caused by uneven or unpredictable order patterns, reducing our gross margins;

         . higher fixed costs due to increased levels of research and development or patent litigation costs; and

         . successful expansion of our worldwide sales and marketing organization.

         A substantial percentage of our operating expenses are fixed in the short term and we may be unable to adjust spending to compensate for an unexpected shortfall in revenues. As a result, any delay in generating or recognizing revenues could cause our operating results to be below the expectations of market analysts or investors, which could cause the price of our common stock to decline.

We Incurred Net Operating Losses for the Fiscal Years 1998, 1999 and 2001. We May Not Achieve or Maintain Profitability on an Annual Basis, and If We Do Not, We May Not Utilize Deferred Tax Assets.

         We incurred net losses of approximately $22.4 million for the year ended December 31, 1998, $0.8 million for the year ended December 31, 1999, and $336.7 million for the year ended December 31, 2001. We expect to continue to incur significant research and development and selling, general and administrative expenses and may not return to profitability in 2002. We will need to generate significant increases in net sales to achieve and maintain profitability on an annual basis, and we may not be able to do so. Our ability to realize our deferred tax assets in future periods will depend on our ability to achieve and maintain profitability on an annual basis.

As a Result of the Industry Downturn, We Have Implemented a Restructuring and Workforce Reductions, Which May Adversely Affect the Morale and Performance of our Personnel and our Ability to Hire New Personnel.

         In connection with our efforts to streamline operations, reduce costs and bring our staffing and structure in line with current demand for our products, we recently restructured our organization and reduced our workforce by 466 full-time positions and 103 consultant positions in 2001. We have incurred costs of $8.1 million associated with the workforce reduction related to severance and other employee-related costs in 2001, and may incur further costs if additional restructuring is needed to right size our business further or bring our costs down to respond to continued industry and economic slowdowns. Our restructuring may also yield unanticipated consequences, such as attrition beyond our planned reduction in workforce and loss of employee morale and decreased performance. In addition, the recent trading levels of our common stock have decreased the value of our stock options granted to employees pursuant to our stock option plan. As a result of these factors, our remaining personnel may seek employment with larger, more established companies or companies they perceive as having less volatile stock prices. Continuity of personnel can be an important factor in the successful sales of our products and completion of our development projects, and ongoing turnover in our sales and research and development personnel could materially and adversely impact our sales, development and marketing efforts. We believe that hiring and retaining qualified individuals at all levels is essential to our success, and there can be no assurance that we will be successful in attracting and retaining the necessary personnel.

Our Lengthy Sales Cycle Increases Our Costs and Reduces the Predictability of Our Revenue.

         Sales of our systems depend upon the decision of a prospective customer to increase or replace manufacturing capacity, typically involving a significant capital commitment. Accordingly, the decision to purchase our systems requires time consuming internal procedures associated with the evaluation, testing, implementation, and introduction of new technologies into our customers' manufacturing facilities. Potential new customers evaluate the need to acquire new semiconductor manufacturing equipment infrequently. Even after the customer determines that our systems meet their qualification criteria, we experience delays finalizing system sales while the customer obtains approval for the purchase and constructs new facilities or expands its existing facilities. We may expend significant sales and marketing expenses during this evaluation period. The time between our first contact with a customer regarding a specific potential purchase and the customer's placing its first order may last from nine to twelve months or longer. In this difficult economic climate, the average sales cycle has lengthened even further and is expected to continue to make it difficult to accurately forecast future sales. If sales forecasted from a specific customer for a particular quarter are not realized, we may experience an unplanned shortfall in revenues and our quarterly and annual revenue and operating results may fluctuate significantly from period to period.

We Are Highly Dependent on Our International Sales, and Face Significant Economic and Regulatory Risks Because a Majority of Our Net Sales Are From Outside the United States.

         Asia has been a particularly important region for our business, and we anticipate that it will continue to be important as we expand our sales and marketing efforts by opening an office in China. Our sales to customers located in Taiwan, Japan, and other Asian countries accounted for 47% of our total sales in 2001, 54% in 2000, and 59% in 1999. During 2001, Europe also emerged as an important region for our business, contributing 31% of our sales. During 2000 and 1999, sales to customers in Europe accounted for 14% and 11%, respectively. Our international sales accounted for 78% of our total net sales in 2001, 69% in 2000 and 71% in 1999 and we anticipate international sales will continue to account for a significant portion of our future net sales. Because of our continuing dependence upon international sales, however, we are subject to a number of risks associated with international business activities, including:

         . unexpected changes in law or regulations resulting in more burdensome governmental controls, tariffs, restrictions, embargoes, or export license requirements;

         . exchange rate volatility;

         . the need to comply with a wide variety of foreign and U.S. export laws;

         . political and economic instability, particularly in Asia;

         . differing labor regulations;

         . reduced protection for intellectual property;

         . difficulties in accounts receivable collections;

         . difficulties in managing distributors or representatives;

         . difficulties in staffing and managing foreign subsidiary operations;
           and

         . changes in tariffs or taxes.

         In the U.S., our sales to date have been denominated primarily in U.S. dollars, while our sales in Japan are usually denominated in Japanese Yen. Our sales to date in Europe have been denominated in various currencies, currently primarily U.S. dollars and the Euro. Our sales in foreign currencies are subject to risks of currency fluctuation. Although we have, adopted a foreign currency hedging program, to date we have engaged in immaterial amounts hedging transactions or used derivative financial instruments to mitigate our currency risks. For U.S. dollar sales in foreign countries, our products become less price-competitive where the local currency is declining in value compared to the dollar. This could cause us to lose sales or force us to lower our prices, which would reduce our gross margins.

         In addition, we are exposed to the risks of operating a global business, and maintain certain manufacturing facilities in Germany. Managing our global operations presents challenges, including varying business conditions and demands, political instability, export restrictions and fluctuations in interest and currency exchange rates.

We May Not Achieve Anticipated Revenue Growth if We Are Not Selected as "Vendor Of Choice" for New or Expanded Fabrication Facilities or If Our Systems and Products Do Not Achieve Broader Market Acceptance.

         Because semiconductor manufacturers must make a substantial investment to install and integrate capital equipment into a semiconductor fabrication facility, these manufacturers will tend to choose semiconductor equipment manufacturers based on established relationships, product compatibility, and proven financial performance.

         Once a semiconductor manufacturer selects a particular vendor's capital equipment, the manufacturer generally relies for a significant period of time upon equipment from this "vendor of choice" for the specific production line application. In addition, the semiconductor manufacturer frequently will attempt to consolidate its other capital equipment requirements with the same vendor. Accordingly, we may face narrow windows of opportunity to be selected as the "vendor of choice" by substantial new customers. It may be difficult for us to sell to a particular customer for a significant period of time once that customer selects a competitor's product, and we may not be successful in obtaining broader acceptance of our systems and technology. If we are unable to achieve broader market acceptance of our systems and technology, we may be unable to grow our business and our operating results and financial condition will be adversely affected.

Unless We Can Continue To Develop and Introduce New Systems that Compete Effectively on the Basis of Price and Performance, We May Lose Future Sales and Customers, Our Business May Suffer, and Our Stock Price May Decline.

         Because of continual changes in the markets in which our customers and we compete, our future success will depend in part upon our ability to continue to improve our systems and technologies. These markets are characterized by rapidly changing technology, evolving industry standards, and continuous improvements in products and services. Due to the continual changes in these markets, our success will also depend upon our ability to develop new technologies and systems that compete effectively on the basis of price and performance and that adequately address customer requirements. In addition, we must adapt our systems and processes to support emerging target market industry standards.

         The success of any new systems we introduce is dependent on a number of factors, including timely completion of new system designs accepted by the market, and may be adversely affected by manufacturing inefficiencies and the challenge of producing systems in volume which meet customer requirements. We may not be able to improve our existing systems or develop new technologies or systems in a timely manner. In particular, the transition of the market to 300mm wafers will present us with both an opportunity and a risk. To the extent that we are unable to introduce 300mm systems that meet customer requirements on a timely basis, our business could be harmed. We may exceed the budgeted cost of reaching our research, development and engineering objectives, and estimated product development schedules may require extension. Any delays or additional development costs could have a material adverse effect on our business and results of operations. Because of the complexity of our systems, significant delays can occur between the introduction of systems or system enhancements and the commencement of commercial shipments.

The Timing of the Transition to 300mm Technology is Uncertain and Competition May Be Intense.

         We have invested, and are continuing to invest, substantial resources to develop new systems and technologies to automate the processing of 300mm wafers. However, the timing of the industry's transition to 300mm manufacturing technology is uncertain, partly as a result of the recent period of reduced demand for semiconductors. Delay in the transition to 300mm manufacturing technology could adversely affect our potential revenues and opportunities for future growth. Moreover, delay in the transition to 300mm technology could permit our competitors to introduce competing or superior 300mm products at more competitive prices, causing competition to become more vigorous.

Delays or Technical and Manufacturing Difficulties Incurred in the Introduction of New Products Could Be Costly and Adversely Affect Our Customer Relationships.

         From time to time, we have experienced delays in the introduction of, and certain technical and manufacturing difficulties with, certain systems and enhancements, and may experience such delays and technical and manufacturing difficulties in future introductions or volume production of new systems or enhancements. For example, our inability to overcome such difficulties, to meet the technical specifications of any new systems or enhancements, or to manufacture and ship these systems or enhancements in volume and in a timely manner, would materially adversely affect our business and results of operations, as well as our customer relationships. In addition, we may from time to time incur unanticipated costs to ensure the functionality and reliability of our products early in their life cycles, which costs can be substantial. If new products or enhancements experience reliability or quality problems, we could encounter a number of difficulties, including reduced orders, higher manufacturing costs, delays in collection of accounts receivable, and additional service and warranty expenses, all of which could materially adversely affect our business and results of operations.

We May Not Be Able To Continue To Successfully Compete in the Highly Competitive Semiconductor Industry.

         The semiconductor equipment industry is both highly competitive and subject to rapid technological change. Significant competitive factors include the following:

         . system performance;

         . cost of ownership;

         . size of installed base;

         . breadth of product line; and

         . customer support.

         The following characteristics of our major competitors' systems may give them a competitive advantage over us:

         . broader product lines;

         . longer operating history;

         . greater experience with high volume manufacturing;

         . broader name recognition;

         . substantially larger customer bases; and

         . substantially greater financial, technical, and marketing resources.

         In addition, to expand our sales we must often replace the systems of our competitors or sell new systems to customers of our competitors. Our competitors may develop new or enhanced competitive products that will offer price or performance features that are superior to our systems. Our competitors may also be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion, and sale of their product lines. We may not be able to maintain or expand our sales if competition increases and we are unable to respond effectively.

We Depend Upon a Limited Number of Suppliers for Some Components and Subassemblies, and Supply Shortages or the Loss of These Suppliers Could Result In Increased Cost or Delays in Manufacture and Sale of Our Products.

         We rely to a substantial extent on outside vendors to manufacture many of the components and subassemblies of our systems. We obtain some of these components and subassemblies from a sole source or a limited group of suppliers. Because of our anticipated reliance on outside vendors generally, and on a sole or a limited group of suppliers in particular, we may be unable to obtain an adequate supply of required components. Although we currently experience minimal delays in receiving goods from our suppliers, when demand for semiconductor equipment is strong, as it was in 2000, our suppliers strained to provide components on a timely basis.

         In addition, during periods of shortages of components, we may have reduced control over pricing and timely delivery of components. We often quote prices to our customers and accept customer orders for our products prior to purchasing components and subassemblies from our suppliers. If our suppliers increase the cost of components or subassemblies, we may not have alternative sources of supply and may no longer be able to increase the cost of the system being evaluated by our customers to cover all or part of the increased cost of components.

         The manufacture of some of these components and subassemblies is an extremely complex process and requires long lead times. As a result, we have in the past and we may in the future experience delays or shortages. If we are unable to obtain adequate and timely deliveries of our required components or subassemblies, we may have to seek alternative sources of supply or manufacture such components internally. This could delay our ability to manufacture or timely ship our systems, causing us to lose sales, incur additional costs, delay new product introductions, and harm our reputation.

We Are Highly Dependent on Our Key Personnel to Manage Our Business and Their Knowledge of Our Business, Management Skills, and Technical Expertise Would Be Difficult to Replace.

         Our success will depend to a large extent upon the efforts and abilities of our executive officers, our current management and our technical staff, any of whom would be difficult to replace. Several of our executive officers have recently joined us or have assumed new responsibilities at the company. The addition, reassignment or loss of key employees could limit or delay our ability to develop new products and adapt existing products to our customers' evolving requirements and result in lost sales and diversion of management resources.

Because of Competition for Additional Qualified Personnel, We May Not Be Able To Recruit or Retain Necessary Personnel, Which Could Impede Development or Sales of Our Products.

         Our growth will depend on our ability to attract and retain qualified, experienced employees. There is substantial competition for experienced engineering, technical, financial, sales, and marketing personnel in our industry. In particular, we must attract and retain highly skilled design and process engineers. Historically, competition for such personnel has been intense in all of our locations, but particularly in the San Francisco Bay Area where our headquarters is located. If we are unable to retain existing key personnel, or attract and retain additional qualified personnel, we may from time to time experience inadequate levels of staffing to develop and market our products and perform services for our customers. As a result, our growth could be limited due to our lack of capacity to develop and market our products to our customers, or we could fail to meet our delivery commitments or experience deterioration in service levels or decreased customer satisfaction.

         If the current downturn ends suddenly, we may not have enough personnel to promptly return to our previous production levels. If we are unable to expand our existing manufacturing capacity to meet demand, a customer's placement of a large order for our products during a particular period might deter other customers from placing similar orders with us for the same period. It could be difficult for us to rapidly recruit and train substantial numbers of qualified technical personnel to meet increased demand.

If We Are Unable to Protect Our Intellectual Property, We May Lose a Valuable Asset, Experience Reduced Market Share, and Efforts to Protect Our Intellectual Property May Require Additional Costly Litigation.

         We rely on a combination of patents, copyrights, trademark and trade secret laws, non-disclosure agreements, and other intellectual property protection methods to protect our proprietary technology. Despite our efforts to protect our intellectual property, our competitors may be able to legitimately ascertain the non-patented proprietary technology embedded in our systems. If this occurs, we may not be able to prevent the use of such technology. Our means of protecting our proprietary rights may not be adequate and our patents may not be sufficiently broad to protect our technology. In addition, any patents owned by us could be challenged, invalidated, or circumvented and any rights granted under any patent may not provide adequate protection to us. Furthermore, we may not have sufficient resources to protect our rights. Our competitors may independently develop similar technology, duplicate our products, or design around patents that may be issued to us. In addition, the laws of some foreign countries may not protect our proprietary rights to as great an extent as do the laws of the United States and it may be more difficult to monitor the use of our products in such foreign countries. As a result of these threats to our proprietary technology, we may have to resort to costly litigation to enforce our intellectual property rights.

         We are currently litigating several matters involving our wet division intellectual property. These legal proceedings, whether with or without merit, could be time-consuming and expensive to prosecute or defend, and could divert management's attention and resources. There can be no assurance as to the outcome of current or future legal proceedings or claims. Defenses or counterclaims in these proceedings could result in the nullification of any or all of the subject patents.

We Might Face Intellectual Property Infringement Claims that May Be Costly to Resolve and Could Divert Management Attention Including the Potential for Patent Infringement Litigation as a Result of Our Increased Market Strength in RTP and Entry into the Wet Processing Market.

         We may from time to time be subject to claims of infringement of other parties' proprietary rights. Competitors alleging infringement of such competitors' patents have in the past sued our acquired company, STEAG Semiconductor Division. Although all such historic lawsuits have been settled or terminated, the risk of further intellectual property litigation for us may be increased following the expansion of our business after the merger.

         Our involvement in any patent dispute or other intellectual property dispute or action to protect trade secrets, even if the claims are without merit, could be very expensive to defend and could divert the attention of our management. Adverse determinations in any litigation could subject us to significant liabilities to third parties, require us to seek costly licenses from third parties, and prevent us from manufacturing and selling our products. Royalty or license agreements, if required, may not be available on terms acceptable to us or at all. Any of these situations could have a material adverse effect on our business and operating results in one or more countries.

Our Failure to Comply with Environmental Regulations Could Result in Substantial Liability.

         We are subject to a variety of federal, state, local, and foreign laws, rules, and regulations relating to environmental protection. These laws, rules, and regulations govern the use, storage, discharge, and disposal of hazardous chemicals during manufacturing, research and development and sales demonstrations. If we fail to comply with present or future regulations, we could be subject to substantial liability for clean up efforts, personal injury, and fines or suspension or cessation of our operations. We may be subject to liability if our acquired companies have past violations. Restrictions on our ability to expand or continue to operate our present locations could be imposed upon us or we could be required to acquire costly remediation equipment or incur other significant expenses.

The Effect of Terrorist Threats on the General Economy Could Decrease Our Revenues.

         On September 11, 2001, the United States was subject to terrorist attacks at the World Trade Center buildings in New York City and the Pentagon in Washington D.C. The potential near- and long-term impact these attacks may have in regards to our suppliers and customers, markets for their products and the U.S. economy are uncertain. There may be other potential adverse effects on our operating results due to this significant event that we cannot foresee.

Future Sales of Shares by STEAG Could Adversely Affect the Market Price of Our Common Stock.

         There are approximately 37.1 million shares of our common stock outstanding as of December 31, 2001, of which approximately 11.8 million (or 32%) are held beneficially by STEAG. Upon the closing of the private placement, there will be approximately 44.5 million shares of our common stock outstanding, of which approximately 13.1 million (or 29.6%) will be beneficially held by STEAG. STEAG has agreed to restrictions on its ability to acquire additional shares of our stock, other than to maintain its percentage ownership in us, and from soliciting proxies and certain other standstill restrictions in connection with voting shares of our common stock, for a period of five years after its acquisition of the stock. STEAG may sell these shares in the public markets from time to time, subject to certain limitations on the timing, amount and method of such sales imposed by SEC regulations, and STEAG has the right to require us to register for resale all or a portion of the shares they hold. If STEAG were to sell a large number of shares, the market price of our common stock could decline. Moreover, the perception in the public markets that such sales by STEAG might occur could also adversely affect the market price of our common stock.

The Price of Our Common Stock Has Fluctuated in the Past and May Continue to Fluctuate Significantly in the Future, Which May Lead to Losses By Investors or to Securities Litigation.

         The market price of our common stock has been highly volatile in the past, and our stock price may decline in the future. We believe that a number of factors could cause the price of our common stock to fluctuate, perhaps substantially, including:

         . general conditions in the semiconductor industry or in the worldwide economy;

         . announcements of developments related to our business;

         . fluctuations in our operating results and order levels;

         . announcements of technological innovations by us or by our competitors;

         . new products or product enhancements by us or by our competitors;

         . developments in patent litigation or other intellectual property rights; or

         . developments in our relationships with our customers, distributors, and suppliers.

         In addition, in recent years the stock market in general, and the market for shares of high technology stocks in particular, have experienced extreme price fluctuations. These fluctuations have frequently been unrelated to the operating performance of the affected companies. Such fluctuations could adversely affect the market price of our common stock. In the past, securities class action litigation has often been instituted against a company following periods of volatility in its stock price. This type of litigation, if filed against us, could result in substantial costs and divert our management's attention and resources.

Any Future Business Acquisitions May Disrupt Our Business, Dilute Stockholder Value, or Distract Management Attention.

         As part of our ongoing business strategy, we may consider additional acquisitions of, or significant investments in, businesses that offer products, services, and technologies complementary to our own. Such acquisitions could materially adversely affect our operating results and/or the price of our common stock. Acquisitions also entail numerous risks, including:

         . difficulty of assimilating the operations, products, and personnel of the acquired businesses;

         . potential disruption of our ongoing business;

         . unanticipated costs associated with the acquisition;

         . inability of management to manage the financial and strategic position of acquired or developed products, services, and technologies;

         . inability to maintain uniform standards, controls, policies, and procedures; and

         . impairment of relationships with employees and customers that may occur as a result of integration of the acquired business.

         To the extent that shares of our stock or other rights to purchase stock are issued in connection with any future acquisitions, dilution to our existing stockholders will result and our earnings per share may suffer. Any future acquisitions may not generate additional revenue or provide any benefit to our business, and we may not achieve a satisfactory return on our investment in any acquired businesses.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of common stock by the selling stockholders as identified in the section below entitled "Selling Stockholders," and as described in the section entitled "Plan of Distribution."

                              SELLING STOCKHOLDERS

         A total of 7,423,644 shares of our common stock are being registered in this offering for the accounts of the selling stockholders. Each of the selling stockholders will acquire the shares of common stock pursuant to a share purchase agreement by the selling stockholder and us, except for STEAG Electronic Systems AG, which will acquire the shares upon conversion of a portion of our note payable to it, in accordance with the terms of a share purchase agreement. These shares are being registered pursuant to the terms of the share purchase agreement. Throughout this prospectus, we may refer to these stockholders and their pledgees, donees, transferees or other successors in interest who receive shares in non-sale transactions, as the "selling stockholders." The following table sets forth information known to us with respect to the selling stockholders for whom we are registering the shares for resale to the public. The shares being registered under the registration statement, of which this prospectus is a part, will be sold, if at all, by the selling stockholders listed below. Except as otherwise indicated, we believe the persons listed in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. Applicable percentage ownership in the table is based upon 44,541,866 shares of common stock outstanding on April 11, 2002 assuming the issuance of 7,423,644 shares of common stock in the private placement and registered under the registration statement of which this prospectus is a part.

                                                                 Shares                                      Shares
                                                           Beneficially Owned                           Beneficially Owned
                                                            Prior to Offering          Number of         After the Offering
                                                         ----------------------      Shares Being       -------------------
Name of Selling Stockholders                             Number         Percent        Offered          Number      Percent
---------------------------------------------------      ------         -------     -------------       ------      -------
American Century Capital Portfolios, Inc. on              947,500          2.1%          947,500              --       --
behalf of Small Cap Value Fund (1)

American Century Investment Management, Inc. on            42,200            *            42,200              --       --
behalf of Raytheon Company Master Pension Trust (1)

American Century Investment Management, Inc. on            10,300            *            10,300              --       --
behalf of Raytheon Company Combined DB/DC Master
Trust (1)

State of Wisconsin Investment Board                     5,960,000         13.4%        5,100,000         860,000      1.9%

STEAG Electronic Systems AG (2)                        13,173,644         29.6%        1,323,644      11,850,000     26.6%

____________________

* Less than 1%.

(1) In the aggregate, American Century investment entities hold approximately 2.2% of our outstanding common stock prior to the offering.

(2) STEAG Electronic Systems AG ("SES") acquired 11,850,000 shares of our common stock on January 1, 2001 pursuant to our acquisition of 11 subsidiaries of SES. Pursuant to the Stockholder Agreement entered into in connection with the acquisition, Dr. Jochen Melchior and Dr. Hans-Georg Betz were elected to our Board of Directors as designees of SES.

                              PLAN OF DISTRIBUTION

         We are registering the shares of common stock on behalf of the selling stockholders. We will not receive any of the proceeds of the sale of the common stock registered under this prospectus. The common stock may be sold from time to time to purchasers:

         . directly by the selling stockholders;

         . through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the common stock.

The selling stockholders and any such broker-dealers or agents who participate in the distribution of the common stock may be deemed to be "underwriters." As a result, any profits on the sale of the common stock by selling stockholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling stockholders were to be deemed underwriters, the selling stockholders may be subject to certain statutory liabilities of, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

         If the common stock is sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent's commissions.

         The common stock may be sold in one or more transactions at:

         . fixed prices;

         . prevailing market prices at the time of sale;

         . varying prices determined at the time of sale; or

         . negotiated prices.

These sales may be effected in transactions:

         . on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of the sale, including the Nasdaq National Market;

         . in the over-the-counter market; or

         . in transactions otherwise than on such exchanges or services or in the over-the-counter market.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

         Our common stock trades on the Nasdaq National Market under the symbol "MTSN." No assurance can be given as to the development of liquidity or any trading market for the common stock.

         The selling stockholders and any other person participating in such distribution will be subject to the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the common stock by the selling stockholders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the particular common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

         We have agreed to pay substantially all of the expenses incidental to the registration of the common stock under this registration statement. Expenses incurred by the selling stockholders in connection with the offering and sale of the common stock to the public, including commissions, fees and discounts of underwriters, brokers, dealers and agents will be borne by the selling stockholders.

         STEAG Electronic Systems AG, together with our executive officers and directors, has agreed that, without the consent of Bear, Stearns & Co. Inc., during the period ending 90 days after the date of this prospectus it will not directly or indirectly offer, sell, agree to offer or sell, solicit offers to purchase, grant any call option or purchase any put option with respect to, pledge, borrow or otherwise dispose of any shares of our common stock, or enter into any swap or other arrangement that transfer to another, in whole or in part, any of the economic consequences of ownership of the common stock.

                                  LEGAL MATTERS

         The validity of the shares of common stock offered hereby has been passed upon for Mattson by Gray Cary Ware & Freidenrich LLP, Palo Alto, California.

                                     EXPERTS

         The consolidated financial statements and schedule of Mattson as of December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001, incorporated by reference in this registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We have filed a registration statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission (the "SEC"). This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are a part of the registration statement. For further information with respect to us and our common stock, please refer to the registration statement and the exhibits and schedules filed with it. You may read and copy any document which we file with the SEC at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549, or in New York, New York and Chicago, Illinois.

         We are also subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). We file reports, proxy statements, and other information with the SEC to comply with the Exchange Act. These reports, proxy statements, and other information can be inspected and copied on the Internet at http://www.sec.gov; at the SEC's regional offices at: 233 Broadway, New York, New York 10279; and at the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 to obtain information regarding the operation of the Public Reference Room. Reports, proxy statements, and other information concerning our company also may be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                      INFORMATION INCORPORATED BY REFERENCE

         The SEC allows us to incorporate by reference the information we file with them under certain conditions, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and any information that we file subsequent to this prospectus with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is complete.

         . Our Annual Report on Form 10-K for the year ended December 31, 2001 filed with the SEC on April 1, 2002; and

         . The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on September 22, 1994 (000-24838).

         All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of securities contemplated by this prospectus shall be deemed to be incorporated by reference in this prospectus. Those documents shall be considered to be a part of this prospectus from the date of filing of such documents. Any statement contained in a document incorporated by reference or deemed to be incorporated by reference into this prospectus shall be deemed to be modified or superseded for all purposes of this prospectus and the registration statement to the extent that a statement contained in this prospectus, in any document incorporated by reference or in any subsequently filed document which also is incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

         We will provide to any person to whom this prospectus is delivered a copy of any or all of these filings, at no cost, upon request to us in writing or by telephone at the following address: Investor Relations, Mattson Technology, Inc., 2800 Bayview Drive, Fremont, California 94538, (510) 657-5900.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

         The following table sets forth the various expenses payable by us in connection with the sale and distribution of the common stock being registered. All of the amounts shown are estimates except for the Securities and Exchange Commission registration fee and the Nasdaq listing application fee.

Securities and Exchange Commission registration fee............     $ 4,931.08
Accounting fees and expenses ..................................     $10,000.00
Printing expenses .............................................
Transfer agent and registrar fees and expenses ................
Legal fees and expenses .......................................     $20,000.00
Miscellaneous expenses ........................................
TOTAL .........................................................     $34,931.08

Item 15. Indemnification of Directors and Officers

         Section 145 of the Delaware General Corporation Law ("DGCL") permits indemnification of officers, directors and other corporate agents under certain circumstances and subject to certain limitations. The registrant's Certificate of Incorporation and Bylaws provide that the registrant shall indemnify its directors, officers, employees and agents to the full extent permitted by the DGCL, including in circumstances in which indemnification is otherwise discretionary under such law. In addition, with the approval of the Board of Directors and the stockholders, the registrant has entered into separate indemnification agreements with its directors, officers and certain employees which require the registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service (other than liabilities arising from willful misconduct of a culpable nature) and to obtain directors' and officers' insurance, if available on reasonable terms.

         These indemnification provisions may be sufficiently broad to permit indemnification of the registrant's officers, directors and other corporate agents for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

         At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of the registrant in which indemnification is being sought nor is the registrant aware of any threatened litigation that may result in a claim for indemnification by any director, officer, employee or other agent of the registrant.

         The registrant has obtained liability insurance for the benefit of its directors and officers.

Item 16. Exhibits

       4.1      Form of Share Purchase Agreement
       5.1      Legal Opinion of Gray Cary Ware & Freidenrich LLP
      23.1      Consent of independent public accountants
      23.2      Consent of Gray Cary Ware & Freidenrich LLP (included in
                Exhibit 5.1 to this registration statement)
      24.1      Power of Attorney (included in the signature page contained in
                Part II of this prospectus)
______________

Item 17.  Undertakings

         A.   The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

              Provided, however that the undertakings set forth in paragraphs
(A)(1)(i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 15 of this registration statement or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on the 11th day of April, 2002.

                                      MATTSON TECHNOLOGY, INC.

                                      By: /s/ David Dutton
                                         -------------------------------------
                                         David Dutton
                                         President and Chief Executive Officer

         Each of the officers and directors of Mattson Technology, Inc. whose signatures appear below hereby constitutes and appoints each of David Dutton and Ludger Viefhues as such person's true and lawful attorney-in-fact and agent, with full power of substitution, for such person in such person's name, place and stead, and with power to act alone, to sign on behalf of the undersigned any and all amendment or amendments to this registration statement on Form S-3 (including post-effective amendments) and any and all registration statements for the same offering to be effective upon filing pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, granting unto each attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, and each of the undersigned does hereby ratify and confirm his signature as it may be signed by his said attorney and agents to any and all such documents and all that said attorneys and agents, or their substitutes, shall do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                      Title                                        Date
---------------------------    ----------------------------------------     --------------
/s/ David Dutton               President, Chief Executive Officer and       April 11, 2002
----------------------------   Director
David Dutton

/s/ Ludger Viefhues            Executive Vice President - Finance,          April 11, 2002
----------------------------   Chief Financial Officer and Secretary
Ludger Viefhues

                               Chairman of the Board and Director
----------------------------
Jochen Melchior

                               Vice Chairman of the Board and Director
----------------------------
Brad Mattson

/s/ Shigeru Nakayama           Director                                     April 11, 2002
----------------------------
Shigeru Nakayama

                               Director
----------------------------
Kenneth Smith

/s/ Kenneth Kannappan          Director                                     April 11, 2002
----------------------------
Kenneth Kannappan

/s/ Hans-Georg Betz            Director                                     April 11, 2002
----------------------------
Hans-Georg Betz

                                  EXHIBIT INDEX

EXHIBIT NO.
----------

    4.1      Form of Share Purchase Agreement

    5.1      Legal Opinion of Gray Cary Ware & Freidenrich LLP

   23.1      Consent of independent public accountants

   23.2      Consent of Gray Cary Ware & Freidenrich LLP (included in Exhibit
             5.1 to this registration statement)

   24.1 Power of Attorney (included in the signature page contained in Part II of this prospectus

_______________